Exhibit 99

VF Announces Record Second Quarter Revenues and EPS; Raises Full Year 2008 EPS Guidance and Declares Dividend

  Revenues increase 11% to $1.7 billion
    Results driven by 17% growth in Outdoor revenues, solid growth in Imagewear and strong contribution from Contemporary Brands
    International revenues rise 23%
    Retail revenues up 15%
  Gross margins rise to 43.8% from 42.9%
  Earnings from continuing operations reach $.94 per share, substantially better than anticipated
  Increasing full year guidance for EPS growth to 12%; revenues expected to reach $7.9 billion

Information regarding VF’s second quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the second quarter of 2008. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

Second quarter revenues rose 11% to a record $1,677.5 million, compared with $1,517.4 million in the second quarter of 2007. Income from continuing operations in the current quarter was $104.0 million, compared with $105.8 million in the prior year’s quarter. Earnings per share from continuing operations reached $.94 in the second quarter, compared with $.93 last year. Current period results included a $.07 per share benefit from resolutions of certain income tax matters and the impact of $.04 per share in expenses related to actions designed to improve our cost structure. Prior year results included a $.04 per share gain from the sale of a business.

For the first half of 2008, revenues rose 10% to a record $3,523.8 million from $3,191.0 million. Income from continuing operations increased 5% to $253.0 million, compared with $239.9 million in the prior year period. Earnings per share from continuing operations rose 8% to $2.27.

“Our ability to deliver record revenues and earnings per share in the face of exceptionally challenging economic conditions clearly demonstrates the strength and resilience of VF’s business model – which is based on powerful brands, excellent geographic and retail channel diversity, and consistent execution,” said Eric Wiseman, President and Chief Executive Officer. “We continue to see great momentum in brands such as The North Face®, Vans® and 7 For All Mankind® as well as many of our smaller, emerging brands including Kipling®, Napapijri®, Eastpak® and John Varvatos®. We also are very pleased by the consistently strong performance achieved by our Imagewear coalition.”

Mr. Wiseman continued, “Our success in building and expanding our international and owned retail platforms is also proving very beneficial to both our top and bottom lines, particularly in today’s environment. We achieved double-digit growth in both our international and retail revenues in the second quarter and expect this momentum to continue during the second half of the year.”

Second Quarter Coalition Performance

Outdoor

The strength of our Outdoor brands around the world contributed to another quarter of exceptionally strong performance. Total revenues rose 17% with double-digit growth in both our domestic and international businesses. The North Face® global brand revenues grew over 40% in the quarter, with comparable increases both domestically and internationally and growth across most product categories. The brand’s wholesale and retail revenues each rose in the quarter, with retail revenues up nearly 50% driven by strong same store sales gains as well as new store openings. Our Vans® brand also enjoyed another quarter of exceptional growth, with global revenues up 14% reflecting double-digit increases both domestically and internationally. Vans® retail revenues also grew strongly in the quarter, with an increase of about 20%. Our Napapijri®, Kipling®, Eastpak® and Eagle Creek® brands also achieved solid growth in the quarter. We opened a total of 12 stores during the quarter, with new stores added for our Vans®, The North Face® and Napapijri® brands.

Outdoor operating income rose 11% in the quarter reflecting the strong volume gains. Operating margins declined in the quarter due to the seasonality of our growing owned retail businesses and the impact of investments in such areas as new retail store openings and advertising.

We expect 15%-plus revenue growth for our Outdoor coalition in the second half of this year, with solid gains anticipated both domestically and internationally. We are looking forward to exceptionally strong growth in our owned retail businesses as we benefit from the new store openings of the past year and a continuation of positive same store sales trends. We continue to expect higher operating margins in Outdoor for the full year with solid improvement in the second half driven by the seasonality of our retail businesses, particularly in the fourth quarter.

Jeanswear

As anticipated, the revenue performance of our global Jeanswear coalition, which includes our Wrangler®, Lee® and Riders® brands, improved in the second quarter compared with first quarter results. Total Jeanswear revenues declined 1% in the current quarter, with double-digit gains in our international jeans business offset by lower revenues in our domestic jeans business. International jeans revenues rose 14% due to the benefit of foreign currency translation and reflecting strong growth in Asia and Mexico, with double-digit revenue increases on a constant-currency basis in each market. Domestic jeanswear revenues declined 7%; our mass market business was essentially flat in the quarter, while our Lee and Western Specialty businesses declined.

Jeanswear operating income and margins declined in the quarter. During the quarter we took the opportunity to take actions to improve our cost structure, which impacted operating margins in the current quarter by 50 basis points. In addition, last year’s second quarter operating margin included the gain from the sale of a business, which benefited that quarter’s operating margin by 110 basis points.

In terms of the second half, we are encouraged by the early success in such new programs as Wrangler® Comfort Series jeans and Lee® Comfort Fit casuals and jeans, which should contribute to more stable revenue comparisons in the second half of the year. We continue to expect Jeanswear to post strong, stable margins in the mid-teens on a full year basis.

Sportswear

Revenue and income comparisons in our Sportswear coalition, which includes our Nautica® and John Varvatos® brands as well as the Kipling® brand in North America, also improved in the second quarter versus the first quarter. Total Sportswear revenues declined 4% in the current quarter. We achieved 30%-plus growth in our Kipling® U.S. and John Varvatos® brands while Nautica® brand revenues declined 8% due to a customer’s decision last year to reduce their Nautica® product assortments and to the exit of our women’s wholesale sportswear business.

As planned, operating income and margins were below prior year levels, reflecting the lower volume. We anticipate a return to double-digit operating margin levels in the fourth quarter of 2008, reflecting substantial improvements in our owned retail business compared with last year’s weak performance and reduced losses from our women’s sportswear business.

Contemporary Brands

Our Contemporary Brands coalition, which consists of the 7 For All Mankind®and lucy® brands acquired in 2007, added $88 million to second quarter revenues. Operating income was $14 million with stronger margins than anticipated. We continue to expect coalition revenues to exceed $415 million in 2008, with operating margins above 15%.

We remain enthusiastic about the near and long-term opportunities for both brands. The performance of our new 7 For All Mankind® stores is exceeding our expectations, and we look forward to opening 11 stores this year, including our first New York City-based store in August. The brand’s core denim, sportswear, international and direct-to-consumer businesses each continue to exhibit strong growth. We are also making solid progress in strengthening the product assortment and store concept for our lucy® brand and continue to target 10 new store openings this year. We also are excited about our recent purchase of one-third of the shares of Mo Industries, owner of the Splendid® and Ella Moss® brands.

Imagewear

Our Imagewear coalition turned in another solid quarter, with total revenues up 5% in the quarter and growth in both our Image and Activewear businesses. Growth in our Image business reflects particular strength in our Protective and Services divisions. Our Activewear business is benefiting from strong sales of licensed sports apparel, particularly in our Major League Baseball business under the Majestic®brand. Imagewear operating income rose in the quarter and margins increased to 12.7% from 11.3%.

Our focus on controlling costs and inventories clearly benefited our results this quarter. Gross margins increased to 43.8% from 42.9%, reflecting healthy growth in many of our lifestyle brands and expansion in our retail, international and Image businesses. Operating margins were 9.8% in the quarter, higher than previously anticipated as a result of tight cost control, but below prior year levels due to the seasonality of our growing retail business as well as investments in our Outdoor and international Jeanswear businesses and lower Sportswear profitability.

Our balance sheet is in excellent condition and our focus on effective inventory management continues to pay off. Inventories were up 10% from the prior year’s quarter, with more than half the increase due to the acquisitions made in the second half of 2007. Cash and equivalents were $276 million at the end of the quarter, and we continue to expect cash flow from operations of approximately $700 million in 2008. During the quarter we repurchased .3 million shares, bringing the total number of shares purchased year-to-date to 2.0 million.

International and Direct-to-Consumer Expansion

We continue to experience strong top line momentum in our international and direct-to-consumer businesses, both of which are strong contributors to profitability. Our international revenues increased 23% in the quarter and represented 27% of total revenues. For the first half of 2008, international revenues increased 21%. For the year, we expect international revenue growth of approximately 19%.

Retail revenues increased 15% in the quarter and represented 15% of total revenues. Retail revenues of our The North Face®, Vans®, Kipling®, Napapijri®, John Varvatos® and Lee® brands each grew at double-digit rates. Retail revenues in the first half of 2008 have grown by 19%. At the end of the quarter, we had 655 owned retail stores, and we are on track with our plans to open over 90 stores this year. For the year, we anticipate an increase of over 20% in our retail revenues.

Outlook

“Well-managed companies with strong brands can perform well, even in difficult conditions,” said Mr. Wiseman. “VF is delivering excellent results and we are confident as we look to the balance of the year that our momentum will continue. Accordingly, we are raising our full year earnings growth target for 2008 from 10% to 12%, or approximately $6.05 per share. We anticipate revenues for 2008 of $7.9 billion, representing an increase of over 9%.”

We are looking forward to record third quarter results, and currently anticipate that third quarter revenues and earnings per share will both increase approximately 9%. Given our full year guidance, this indicates stronger earnings per share growth in the fourth quarter, reflecting the continued shift of our revenue mix toward more owned retail, the seasonality of our Outdoor business and a significant improvement in Sportswear profitability.

Dividend Declared

The Board of Directors declared a cash dividend of $.58 per share, payable on September 19, 2008 to shareholders of record as of the close of business on September 9, 2008.

Webcast Information

VF will hold its second quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-888-205-6648 domestic, or 1-913-312-0733 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through July 22 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 6641220. A replay also can be accessed at the Company’s web site at www.vfc.com.

Cautionary Statement on Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended June		Six Months Ended June

	2008	2007	2008	2007

Net Sales	$1,658,401	$1,500,431	$3,483,678	$3,154,039
Royalty Income	19,081	16,962	40,145	36,973

Total Revenues	1,677,482	1,517,393	3,523,823	3,191,012

Costs and Operating Expenses
Cost of goods sold	942,763	865,727	1,956,893	1,811,610
Marketing, administrative and general expenses	570,863	483,204	1,158,949	995,615
	1,513,626	1,348,931	3,115,842	2,807,225

Operating Income	163,856	168,462	407,981	383,787

Other Income (Expense)
Interest income	1,565	2,848	3,261	5,292
Interest expense	(23,007)	(13,101)	(45,206)	(27,024)
Miscellaneous, net	3,050	1,483	2,900	1,749
	(18,392)	(8,770)	(39,045)	(19,983)

Income from Continuing Operations Before Income Taxes	145,464	159,692	368,936	363,804

Income Taxes	41,486	53,887	115,926	123,921

Income from Continuing Operations	103,978	105,805	253,010	239,883

Discontinued Operations	-	(24,143)	-	(19,877)

Net Income	$103,978	$81,662	$253,010	$220,006

Earnings Per Common Share - Basic
Income from continuing operations	$0.96	$0.96	$2.32	$2.16
Discontinued operations	-	(0.22)	-	(0.18)
Net income	0.96	0.74	2.32	1.98

Earnings Per Common Share - Diluted
Income from continuing operations	$0.94	$0.93	$2.27	$2.10
Discontinued operations	-	(0.21)	-	(0.17)
Net income	0.94	0.72	2.27	1.93

Weighted Average Shares Outstanding
Basic	108,711	110,504	109,040	111,199
Diluted	110,985	113,473	111,436	114,142

Cash Dividends Per Common Share	$0.58	$0.55	$1.16	$1.10

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2008, December 2007 and June 2007 relate to the fiscal periods ended as of June 28, 2008, December 29, 2007 and June 30, 2007, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	June 2008	December 2007	June 2007

ASSETS

Current Assets
Cash and equivalents	$276,009	$321,863	$177,849
Accounts receivable, net	990,965	970,951	924,455
Inventories	1,341,085	1,138,752	1,217,721
Other current assets	224,566	213,563	198,851
Current assets of discontinued operations	-	-	18,271
Total current assets	2,832,625	2,645,129	2,537,147

Property, Plant and Equipment	1,580,125	1,529,015	1,466,736
Less accumulated depreciation	913,459	877,157	871,850
	666,666	651,858	594,886

Intangible Assets	1,402,929	1,435,269	854,381

Goodwill	1,333,795	1,278,163	1,048,348

Other Assets	531,511	436,266	378,660

	$6,767,526	$6,446,685	$5,413,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$396,932	$131,545	$107,586
Current portion of long-term debt	3,412	3,803	97,435
Accounts payable	476,230	509,879	424,229
Accrued liabilities	452,153	488,089	438,075
Current liabilities of discontinued operations	100	1,071	1,075
Total current liabilities	1,328,827	1,134,387	1,068,400

Long-term Debt	1,142,889	1,144,810	602,229

Other Liabilities	605,679	590,659	565,613

Commitments and Contingencies

Common Stockholders' Equity
Common Stock	108,791	109,798	109,717
Additional paid-in capital	1,686,599	1,619,320	1,585,105
Accumulated other comprehensive income (loss)	140,308	61,495	(58,336)
Retained earnings	1,754,433	1,786,216	1,540,694
Total common stockholders' equity	3,690,131	3,576,829	3,177,180

	$6,767,526	$6,446,685	$5,413,422

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Six Months Ended June

	2008	2007

Operating Activities
Net income	$253,010	$220,006
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:

Loss from discontinued operations	-	19,877
Depreciation	51,436	46,350
Amortization of intangible assets	19,992	10,281
Other amortization	6,474	7,890
Stock-based compensation	26,304	34,746
Other, net	10,555	24,329
Changes in operating assets and liabilities, net of acquisitions:

Accounts receivable	(10,966)	(68,705)
Inventories	(187,922)	(197,058)
Accounts payable	(40,186)	28,687
Accrued compensation	(32,977)	(28,284)
Accrued income taxes	3,368	(5,769)
Accrued liabilities	(24,362)	40,083
Other assets and liabilities	(11,426)	(39,819)

Cash provided by operating activities of continuing operations	63,300	92,614

Loss from discontinued operations	-	(19,877)

Adjustments to reconcile loss from discontinued operations to cash used by discontinued operations	(971)	8,713
Cash used by discontinued operations	(971)	(11,164)
Cash provided by operating activities	62,329	81,450

Investing Activities
Capital expenditures	(56,975)	(50,385)
Business acquisitions, net of cash acquired	(78,483)	(178,639)
Software purchases	(3,187)	(777)
Sale of property, plant and equipment	3,038	2,872
Sale of intimate apparel business	-	348,714
Other, net	721	804
Cash provided (used) by investing activities of continuing operations	(134,886)	122,589
Discontinued operations, net	-	(243)
Cash provided (used) by investing activities	(134,886)	122,346

Financing Activities
Increase in short-term borrowings	264,362	18,565
Payments on long-term debt	(2,245)	(8,531)
Purchase of Common Stock	(149,729)	(350,000)
Cash dividends paid	(126,705)	(122,359)
Proceeds from issuance of Common Stock, net	21,953	75,519
Tax benefits of stock option excercises	9,656	14,667
Other, net	(305)	-

Cash provided (used) by financing activities	16,987	(372,139)

Effect of Foreign Currency Rate Changes on Cash	9,716	2,968

Net Change in Cash and Equivalents	(45,854)	(165,375)

Cash and Equivalents - Beginning of Year	321,863	343,224

Cash and Equivalents - End of Period	$276,009	$177,849

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended June		Six Months Ended June

	2008	2007	2008	2007

Coalition Revenues
Jeanswear	$646,227	$655,402	$1,358,455	$1,416,206
Outdoor	523,499	446,745	1,159,743	985,498
Imagewear	241,251	229,885	488,285	443,576
Sportswear	148,279	153,651	280,505	302,091
Contemporary Brands	87,550	-	183,520	-
Other	30,676	31,710	53,315	43,641

Total coalition revenues	$1,677,482	$1,517,393	$3,523,823	$3,191,012

Coalition Profit
Jeanswear	$78,354	$101,437	$200,631	$230,890
Outdoor	58,635	52,962	164,141	136,707
Imagewear	30,519	26,052	63,772	56,506
Sportswear	14,220	18,834	14,960	28,808
Contemporary Brands	14,138	-	28,943	-
Other	761	3,670	(2,014)	2,458

Total coalition profit	196,627	202,955	470,433	455,369

Corporate and Other Expenses	(29,721)	(33,010)	(59,552)	(69,833)
Interest, net	(21,442)	(10,253)	(41,945)	(21,732)

Income from Continuing Operations Before Income Taxes	$145,464	$159,692	$368,936	$363,804

CONTACT:
VF Services, Inc.
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
212-841-7141/336-424-6189